UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:

FLYi, Inc.,
a Delaware corporation, et al.,

Debtors.

FLYi, Inc.
Independence Air, Inc.
Atlantic Coast Jet, LLC
Atlantic Coast Academy, Inc.
IA Sub, Inc.
WaKeeney, Inc.
Atlantic Coast Airlines, Inc.

_____________________________________________
: : : : : : : : : : : : : : : : : : :
Chapter 11

Jointly Administered
Case No. 05-20011 (MFW)

05-20011 (MFW)
05-20012 (MFW)
05-20013 (MFW)
05-20014 (MFW)
05-20015 (MFW)
05-20016 (MFW)
05-20017 (MFW)

FIRST AMENDED JOINT PLAN OF LIQUIDATION FOR FLYI, INC. AND ITS DEBTOR AFFILIATES

_________________________________________

M. Blake Cleary (No. 3614)
Matthew B. Lunn (No. 4119)
Ian S. Fredericks (No. 4626)
YOUNG CONAWAY STARGATT &
TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, DE 19801
(302) 571-6759

- and -

Paul D. Leake
Scott J. Friedman
Joseph M. Witalec
JONES DAY
222 East 41st Street
New York, New York 10017
(212) 326-3939

Brad B. Erens
Mark A. Cody
Sharon A. Alexander
JONES DAY
77 West Wacker Drive
Chicago, Illinois 60601
(312) 782-3939

ATTORNEYS FOR DEBTORS

November 21, 2006

DLI-6045667v1

        ARTICLE I      DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

            A.    Defined Terms

    B.    Rules of Interpretation and Computation of Time

      ARTICLE II    CLASSES OF CLAIMS AND INTERESTS

ARTICLE III    TREATMENT OF CLAIMS AND INTERESTS

    A.    Unclassified Claims

    B.    Classified Claims and Interests

    C.     Special Provision Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery

    D.    Special Provisions Regarding Claims of Indenture or Other Trustees

ARTICLE IV    MEANS FOR IMPLEMENTATION OF THE PLAN

    A.    Corporate Existence

    B.    Dissolution Transactions

    C.    Corporate Governance, Directors and Officers, Employment-Related Agreements

    D.    No Revesting of Assets

    E.    Trust Accounts

    F.    Preservation of Rights of Action; Settlement of Claims and Releases

    G.    Termination of All Employee and Workers’ Compensation Benefits

    H.    Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

    I.    Cancellation and Surrender of Instruments and Securities

    J.    Release of Liens

    K.    Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

ARTICLE V    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

    A.    Executory Contracts and Unexpired Leases to Be Rejected

    B.    Bar Date for Rejection Claims

    C.    Executory Contracts and Unexpired Leases to Be Assumed

    D.    Payments Related to the Assumption of Executory Contracts and Unexpired Leases

ARTICLE VI    PROVISIONS GOVERNING DISTRIBUTIONS

    A.    Distributions for Claims Allowed as of the Effective Date

    B.    Method of Distributions to Holders of Allowed Claims

    C.    Compensation and Reimbursement for Services Related to Distributions and Cash Investment Yield

    D.    Delivery of Distributions and Undeliverable or Unclaimed Distributions

    E.    Distribution Record Date

    F.    Means of Cash Payments

    G.    Timing and Calculation of Amounts to Be Distributed

    H.    Surrender of Canceled Instruments or Securities

    I.    Setoffs

ARTICLE VII    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

    A.    Prosecution of Objections to Claims

    B.    Treatment of Disputed Claims

ARTICLE VIII    SUBSTANTIVE CONSOLIDATION OF THE DEBTORS OTHER THAN FLYI

ARTICLE IX    CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

    A.    Conditions to the Effective Date

    B.    Effect of Nonoccurrence of Conditions to the Effective Date

 ARTICLE X    CRAMDOWN

ARTICLE XI    INJUNCTION AND SUBORDINATION RIGHTS

    A.    Injunctions

    B.    Subordination Rights

ARTICLE XII    RETENTION OF JURISDICTION

ARTICLE XIII    MISCELLANEOUS PROVISIONS

    A.    Dissolution of the Creditors’ Committee, the Professional Fee Claims of the Professionals Retained by the Debtors, and Formation of the  Steering Committee

    B.    Limitation of Liability

    C.    Modification of the Plan

    D.    Revocation of the Plan

    E.    Successors and Assigns

    F.    Service of Certain Plan and Disclosure Statement Exhibits

    G.    Service of Documents

DLI-6045667v1	--

TABLE OF EXHIBITS
1   All exhibits to this joint plan of liquidation will be filed with the bankruptcy court no later than ten days before the deadline to vote to accept or reject the plan. The exhibits will be made available on the Internet site address www.kccllc.net/ia once they are filed. FLYi, Inc. and its debtor affiliates reserve the right to modify, amend, supplement, restate or withdraw the exhibits after they are filed and will promptly make such changes available on the Internet site address www.kccllc.net/ia.

Exhibit I.A.37	Distribution Trust Agreement
Exhibit IV.F.1	Nonexclusive Schedule of Preserved Rights of Action
Exhibit V.C	Schedule of Executory Contracts and Unexpired Leases to be Assumed

1

DLI-6045667v1

INTRODUCTION

FLYi, Inc. (“FLYi”), Independence Air, Inc. (“Independence”), Atlantic Coast Jet, LLC, Atlantic Coast Academy, Inc., IA Sub, Inc., WaKeeney, Inc., and Atlantic Coast Airlines, Inc. propose the following joint plan of liquidation (the “Plan”) for the resolution of the outstanding claims against and equity interests in the Debtors. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, 11 U.S.C. § 1129. Reference is made to the Debtors’ Disclosure Statement, filed contemporaneously with the Plan, for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, properties and other pertinent information, and for a summary and analysis of the Plan. There also are other agreements and documents, which are or will be filed with the United States Bankruptcy Court for the District of Delaware, that are referenced in the Plan or the Disclosure Statement and that will be available for review. The Plan is premised upon a global resolution of certain intercompany matters between the Estates of FLYi and Independence, which resolution has a material effect on the treatment of Allowed Claims under the Plan. Reference should be made to Articles I and VI of the Disclosure Statement for a description of this global resolution.

ARTICLE I
DEFINED TERMS, RULES OF INTERPRETATION
AND COMPUTATION OF TIME

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules (as each term is defined below), will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.  “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b) or 507(a) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Professional Fee Claims; (c) Claims for the value of any goods received by the Debtors within 20 days before the Petition Date allowed in accordance with section 503(b)(9) of the Bankruptcy Code; (d) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1932; and (e) Claims for reclamation allowed in accordance with section 546(c)(2) of the Bankruptcy Code and section 2-702 of the Uniform Commercial Code.

2.  “Allocated Professional Fee Claims” means (a) the Professional Fee Claims of Jones Day; Young, Conaway, Stargatt & Taylor, LLP; Gibson, Dunn & Crutcher LLP; Miller Buckfire & Co., LLC; ENA Advisors LLC; KPMG LLP; Otterbourg, Steindler, Houston & Rosen, P.C.; Pepper Hamilton LLP; and Giuliani Capital Advisors LLC (the main restructuring advisors to the Debtors and the Creditors’ Committee); (b) the fee and expense Claims incurred after the Petition Date of the Debtors’ claims agent, Kurtzman Carson LLC and the Distribution Trustee; (c) the Professional Fee Claims or fee and expenses Claims incurred after the Petition Date of any other professional firm retained by the Debtors’ Estates after the date hereof; and (d) any costs incurred by the Debtors in connection with the solicitation of votes on the Plan.

3.  “Allowed Claim” means:

a. a Claim that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not a Disputed Claim;

b. a Claim (i) for which a proof of Claim or request for payment of Administrative Claim (or similar request) has been Filed by the applicable Bar Date or otherwise has been deemed timely Filed under applicable law and (ii) that is not a Disputed Claim;

c. a Claim that is allowed: (i) in any Stipulation of Amount and Nature of Claim executed by or on behalf of the applicable Debtor or the Distribution Trust and Claim holder and, if prior to the Effective Date, approved by the Bankruptcy Court; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan; or

d. a Claim listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated or a Claim that the Debtors or the Distribution Trustee determine prior to the Claims Objection Bar Date (i) will not be subject to an objection or to an amendment to the Schedules and (ii) will be satisfied in accordance with the terms of the Plan on or after the Effective Date.

4.  “Allowed . . . Claim” means an Allowed Claim in the particular Class or category specified. Any reference herein to a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

5.  “Ballot” means the form or forms distributed to each holder of an impaired Claim entitled to vote on the Plan on which the holder may indicate acceptance or rejection of the Plan or any election for treatment of such Claim under the Plan.

6.  “Bankruptcy Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

7.  “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as now in effect or hereafter amended with retroactive applicability to the Bankruptcy Cases.

8.  “Bankruptcy Court” means the United States District Court having jurisdiction over the Bankruptcy Cases and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the bankruptcy unit of such District Court.

9.  “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to the Bankruptcy Cases.

10.  “Bar Date” means the applicable bar date by which a proof of Claim or request for payment of Administrative Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order.

11.  “Bar Date Order” means the order of the Bankruptcy Court dated February 1, 2006 establishing the Bar Date for Filing in the Bankruptcy Cases proofs of Claim and requests for payment of Administrative Claims arising on or before February 28, 2006, as the same may be amended, modified or supplemented.

12.  “Cash” means legal tender of the United States of America and equivalents thereof.

13.  “Cash Investment Yield” means the net yield earned by the applicable Disbursing Agent from the investment of Cash, if any, held in the Trust Accounts pending distribution pursuant to the Plan. Any such investment will be in a manner consistent with the Debtors’ investment and deposit guidelines and Section VI.C. Net yield means the cash yield net of any investment expenses and taxes payable thereon.

14.  “Causes of Action” means claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, arising on, prior to or after the Petition Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence in any way relating to any Debtor or the Plan, including Recovery Actions.

15.  “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

16.  “Claims Objection Bar Date” means, for all Claims, other than those Claims allowed in accordance with Section I.A.3.c. or d., unless otherwise extended by order of the Bankruptcy Court, the latest of: (a) 270 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order for objecting to such Claim.

17.  “Class” means a class of Claims or Interests, as described in Article II.

18.  “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

19.  “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

20.  “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be continued from time to time.

21.  “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

22.  “Convertible Notes” means the $125,000,000 of public convertible senior notes issued by FLYi under the FLYi Indenture, bearing an interest rate of 6 percent and convertible into FLYi common stock upon the occurrence of certain events.

23.  “Convertible Note Claim” means a Claim arising under the FLYi Indenture.

24.  “Creditors’ Committee” means the official committee of unsecured creditors of the Debtors appointed by the United States Trustee in the Bankruptcy Cases pursuant to section 1102 of the Bankruptcy Code.

25.  “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.

26.  “Customer Credit Claims” means Claims of customers of the Debtors resulting from valid customer credits issued by the Debtors prior to the Petition Date pursuant to their established customer programs, but not including frequent flyer points or other similar awards issued by the Debtors.

27.  “Debtors” means, collectively, the above-captioned debtors and debtors in possession specifically identified on the cover page to this Plan.

28.  “Designated Causes of Action” means Causes of Action that the investigation contemplated by the Protocol Order recommends be asserted by the Protocol Bar Date.

29.  “Disbursing Agent” means the Distribution Trustee, in its capacity as disbursing agent pursuant to Section VI.B, or any Third Party Disbursing Agent (acting at the direction of the Distribution Trustee).

30.  “Disclosure Statement” means the disclosure statement (including all exhibits and schedules thereto or referenced therein) that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, as the same may be amended, modified or supplemented.

31.  “Disputed Claim” means:

a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, (i) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated or (ii) a Claim that is not listed on a Debtor’s Schedules; or

b. if a proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, a Claim for which an objection, complaint or request for estimation has been Filed by the applicable Debtor, the Distribution Trustee or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied in its entirety by a Final Order.

32.  “Disputed Insured Claim” and “Disputed Uninsured Claim” mean, respectively, an Insured Claim or an Uninsured Claim that also is a Disputed Claim.

33.  “Dissolution Transactions” means the transactions that the Debtors determine to be necessary or appropriate to implement the terms of the Plan.

34.  “Distribution Record Date” means the Confirmation Date.

35.  “Distribution Trust” means the trust established pursuant to Section IV.B.3, among other things, to hold the Distribution Trust Assets and make distributions on account of Claims pursuant to Article VI.

36.  “Distribution Trust Accounts” means the FLYi Distribution Trust Account and the Independence Distribution Trust Account.

37.  “Distribution Trust Agreement” means the trust agreement, to be dated as of or prior to the Effective Date, between the Debtors and the Distribution Trustee, governing the Distribution Trust, which shall be substantially in the form of Exhibit I.A.37.

38.  “Distribution Trust Assets” means the FLYi Distribution Trust Assets and the Independence Distribution Trust Assets.

39.  “Distribution Trust Expense Account” means the trust account established pursuant to Section IV.E.3 to fund the payment of the Distribution Trust Expenses.

40.  “Distribution Trust Expenses” means any and all reasonable fees, costs and expenses incurred by the Distribution Trust or the Distribution Trustee (or any Disbursing Agent, person, Entity or professional engaged by the Distribution Trustee) on or after the Effective Date in connection with any of their duties under the Plan and the Distribution Trust Agreement, including any administrative fees, attorneys’ fees and expenses, insurance fees, taxes and escrow expenses.

41.  “Distribution Trustee” means Bridge Associates LLC, or such other party that may be selected jointly by the Debtors and the Creditors’ Committee.

42.  “Document Website” means the Internet site address www.kccllc.net/ia at which all of the exhibits and schedules to the Plan and the Disclosure Statement will be available, without charge, to any party in interest and the public for a period of not less than two years after the Effective Date.

43.  “Effective Date” means a day, as determined by the Debtors, that is a Business Day no earlier than the date on which all conditions to the effective date in Section IX.A have been met.

44.  “Entity” means a person (as defined in section 101(41) of the Bankruptcy Code), an estate, a trust, a governmental unit or the United States Trustee.

45.  “Estate” means, as to each Debtor, the estate created for that Debtor in its Bankruptcy Case pursuant to section 541 of the Bankruptcy Code.

46.  “Executory Contract and Unexpired Lease” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code.

47.  “Exhibit” means the exhibits to the Plan as identified on the Table of Exhibits, as the same may be amended, modified or supplemented.

48.  “File,”“Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Bankruptcy Cases.

49.  “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Bankruptcy Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

50.  “FLYi Distribution Trust Account” means the trust account established pursuant to Section IV.E.2 to fund the distribution of the FLYi Distribution Trust Assets or the proceeds thereof.

51.  “FLYi Distribution Trust Assets” means all assets of the Estate of FLYi, which consist solely of any Causes of Action of FLYi, 50 percent of the United Claim Settlement Proceeds (or such other percentage as the Bankruptcy Court may determine) and any Cash on hand, government and corporate bonds and other instruments owned by FLYi.

52.  “FLYi Indenture” means the Indenture, dated as of February 25, 2004, by and between Atlantic Coast Airlines Holdings, Inc., n/k/a FLYi, as issuer, and U.S. Bank National Association, as trustee, together with each of its supplemental indentures and amendments.

53.  “FLYi Priority Claims Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Section IV.E.1 to satisfy Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority Claims and Allowed Priority Tax Claims against the Estate of FLYi, in each case, solely from the FLYi Distribution Trust Assets or the proceeds thereof.

54.  “General Unsecured Claim” means any Claim that is not a Secured Claim, Administrative Claim, Priority Claim, Priority Tax Claim, the Intercompany Claim, Penalty Claim or Convertible Note Claim.

55.  “Independence Distribution Trust Account” means the trust account established pursuant to Section IV.E.2 to fund the distribution of Independence Distribution Trust Assets or the proceeds thereof.

56.  “Independence Distribution Trust Assets” means all assets of the Estates that are not FLYi Distribution Trust Assets.

57.  “Independence Priority Claims Trust Account” means the segregated trust account to be established and maintained by the Distribution Trustee pursuant to Section IV.E.1 to satisfy Allowed Secured Claims, Allowed Administrative Claims, Allowed Priority and Allowed Priority Tax Claims against the Estate of each Debtor other than FLYi, in each case, solely from the Independence Distribution Trust Assets or the proceeds thereof.

58.  “Insured Claim” means any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtors or their businesses.

59.  “Intercompany Claim” means the intercompany claim of FLYi against Independence as of the Petition Date.

60.  “Interest” means the rights of the holder of the Old Stock of any Debtor and the rights of any Entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) stock options and warrants.

61.  “Internal Revenue Code” means title 26 of the United States Code, as now in effect or hereafter amended.

62.  “Liens” means any mortgage, pledge, deed of trust, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, including any “lien” as defined in section 101(37) of the Bankruptcy Code, or a conditional sale contract, title retention contract or other contract to give any of the foregoing.

63.  “Old Stock of . . .” means, when used with reference to a particular Debtor or Debtors, the common stock, preferred stock, membership interests or partnership interests or similar ownership interests, including options, warrants or rights to acquire or convert any such interests, issued by such Debtor or Debtors and outstanding immediately prior to the Petition Date.

64.  “Ordinary Course Professionals Order” means the Order Authorizing the Retention of Professionals Utilized by the Debtors in the Ordinary Course of Business, entered by the Bankruptcy Court on or about December 1, 2005.

65.  “Paid Tax Claim” means a Claim, other than a Priority Tax Claim, for any Tax that the Debtors or the Distribution Trust, pursuant to an order of the Bankruptcy Court, have paid or will pay the full amount of such Tax as of the Petition Date, excluding any penalties arising with respect to or in connection with such Tax.

66.  “Penalty Claim” means a Claim, other than a Claim of the Federal Aviation Administration or the Transportation Security Administration, against any Debtor for any fine, penalty or forfeiture, or for multiple, exemplary or punitive damages, to the extent that such Claim is not compensation for the Claim holder’s actual pecuniary loss.

67.  “Pending Payments” means identified amounts of Cash and other Distribution Trust Assets (excluding undeliverable Cash) held by the Distribution Trust for distribution or collection and distribution to holders of Allowed Claims in specific amounts as of the date the Distribution Trust receives the applicable Distribution Trust Assets.

68.  “Petition Date” means November 7, 2005, the date on which the Debtors Filed their petitions for relief commencing their Bankruptcy Cases.

69.  “Plan” means this joint plan of liquidation for the Debtors, to the extent applicable to any Debtor, and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

70.  “Priority Claim” means an unsecured Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

71.  “Priority Claims Trust Accounts” means the FLYi Priority Claims Trust Account and the Independence Priority Claims Trust Account.

72.  “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

73.  “Professional” means any professional employed in the Bankruptcy Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses from the Debtors in connection with the Bankruptcy Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

74.  “Professional Fee Claim” means a Claim against one or more of the Debtors under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Debtors’ Bankruptcy Cases.

75.  “Professional Fee Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, entered by the Bankruptcy Court on December 2, 2005.

76.  “Pro Rata” means, when used in reference to a distribution of property pursuant to Article III to holders of Allowed Claims, a proportionate distribution so that with respect to a particular Allowed Claim in such Class or group of Claims, the ratio of (a)(i) the amount of property distributed on account of such Claim to (ii) the amount of such Claim, is the same as the ratio of (b)(i) the amount of property distributed on account of all Allowed Claims in such Class or group of Claims to (ii) the amount of all Allowed Claims in such Class or group of Claims.

77.  “Protocol Bar Date” means the later of: (a) February 28, 2007; and (b) such other date no later than May 31, 2007 as may be specifically fixed by order of the Bankruptcy Court pursuant to the standards and procedures set forth in the Protocol Order.

78.  “Protocol Order” means that order of the Bankruptcy Court dated September 6, 2006 approving a protocol for, among other things, the investigation of potential causes of action by the Creditors’ Committee and any successor thereto, as supplemented by order of the Bankruptcy Court dated September 21, 2006.

79.  “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date will be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter in which the Effective Date falls.

80.  “Recovery Actions” means, collectively and individually, preference actions, fraudulent conveyance actions, rights of setoff and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code.

81.  “Rejection Claims” means Claims of the nondebtor party or parties to an Executory Contract or Unexpired Lease against any Debtor arising from the rejection of such contract or lease.

82.  “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, modified or supplemented.

83.  “Secondary Liability Claim” means a Claim that arises from a Debtor being jointly, severally or secondarily liable for any contractual, tort or other obligation of another Debtor based on: (a) vicarious liability; (b) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; or (c) other similar legal theories. A Secondary Liability Claim does not include any Claim that arises as a result of any other joint contractual or guaranty obligation of any of the Debtors.

84.  “Secured Claim” means a Claim that is secured by a Lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code in each case as of the Effective Date, to the extent that the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

85.  “Steering Committee” shall have the meaning set forth in the Distribution Trust Agreement.

86.  “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or the Distribution Trustee and a holder of a Claim, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest.

87.  “Subordinated Claim” means a Claim subject to subordination pursuant to section 510(b) or section 510(c) of the Bankruptcy Code.

88.  “Tax” means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state or local taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.

89.  “Third Party Disbursing Agent” means an Entity designated by the Distribution Trustee to act as a Disbursing Agent pursuant to Section VI.B.

90.  “Trust Accounts” means the Distribution Trust Accounts, the Priority Claims Trust Accounts, the Distribution Trust Expense Account and any other trust account established by the Debtors or Distribution Trustee.

91.  “United” means UAL Corporation and certain related parties as set forth in the United Claim Settlement Agreement.

92.  “United Claim Settlement” means the settlement set forth in the United Claim Settlement Agreement.

93.  “United Claim Settlement Agreement” means the Global Settlement Agreement and Mutual Release between the Debtors and United, dated April 26, 2006, and approved by order of the Bankruptcy Court, dated May 10, 2006, resolving (a) the Debtors’ claims against United arising in connection with United’s rejection of The Restated United Express Agreement, dated November 22, 2000, among United, Atlantic Coast Airlines (n/k/a Independence) and Atlantic Coast Airlines Holdings, Inc. (n/k/a FLYi) and (b) administrative claims against United based on potential violations of state and federal antitrust laws.

94.  “United Claim Settlement Proceeds” means the net proceeds of the United Claim Settlement.

95.  “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

B.	Rules of Interpretation and Computation of Time

1.  Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,”“hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

2.  Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

ARTICLE II
CLASSES OF CLAIMS AND INTERESTS

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the following Classes. In accordance with section 1123(a)(1) of the Bankruptcy Code, except as set forth below, Administrative Claims and Priority Tax Claims, as described in Sections III.A.1 and III.A.2, have not been classified and thus are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

1.  Class 1 (Secured Claims): Secured Claims against any Debtor.

2.  Class 2 (Priority Claims): Unsecured Claims against any Debtor that are entitled to priority under section 507 of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims.

3.  Class 3A (General Unsecured Claims against FLYi): General Unsecured Claims (other than Class 5 Claims) against FLYi.

4.  Class 3B (Convertible Note Claims): Convertible Note Claims against FLYi.

5.  Class 4 (General Unsecured Claims against all the Debtors other than FLYi): General Unsecured Claims (other than Class 6 Claims) against all the Debtors other than FLYi.

6.  Class 5 (FLYi Convenience Claims): (a) Any Claim that would otherwise be classified as a General Unsecured Claim against FLYi (other than a Claim in Class 3B) but for the fact that such Claim is Allowed in an amount equal to or less than $1000 and (b) any Claim in Class 3A with respect to which the holder has elected on its Ballot provided for voting on the Plan to reduce its Claim to $1000 and accept treatment in Class 5.

7.  Class 6 (Independence Convenience Claims): (a) Customer Credit Claims that are not Priority Claims pursuant to the order of the Bankruptcy Court dated September 22, 2006 and the customer certification approved by such order and disseminated to the holders of Customer Credit Claims in connection with the Plan, (b) any Claim that would otherwise be classified as a General Unsecured Claim against any Debtor other than FLYi but for the fact that such Claim is Allowed in an amount equal to or less than $1000 and (c) any Claim in Class 4 with respect to which the holder has elected on its Ballot provided for voting on the Plan to reduce its Claim to $1000 and accept treatment in Class 6.

8.  Class 7 (Intercompany Claims): The Intercompany Claim of FLYi against Independence.

9.  Class 8 (Penalty Claims and Subordinated Claims): (a) Penalty Claims; and (b) Subordinated Claims.

10.  Class 9 (Old Stock Interests): Interests on account of the Old Stock of any of the Debtors.

ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1.  Payment of Administrative Claims

a.  Administrative Claims in General

Except as specified in this Section III.A.1, and subject to the Bar Date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or the Distribution Trustee, each holder of an Allowed Administrative Claim against any Debtor will receive from the applicable Priority Claims Trust Account in full satisfaction of its Administrative Claim Cash equal to the allowed amount of such Administrative Claim either (i) on the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Distribution Trustee and the holder of the Administrative Claim.

b.  Statutory Fees

On the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid by the Distribution Trustee from the applicable Priority Claims Trust Account in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 will be paid by the Distribution Trustee from the applicable Priority Claims Trust Account in accordance herewith until the closing of the applicable Bankruptcy Case pursuant to section 350(a) of the Bankruptcy Code.

c.  Professional Fee Claims

In connection with the global resolution of issues regarding the allocation of the United Claim Settlement Proceeds among the Debtors, 50 percent (or such other percentage as determined by the Bankruptcy Court) of the total amount of Allowed Allocated Professional Fee Claims will be paid by the Distribution Trustee from the FLYi Priority Claims Trust Account and the remaining 50 percent (or such other percentage as determined by the Bankruptcy Court) of the total amount of Allowed Allocated Professional Fee Claims will be paid by the Distribution Trustee from the Independence Priority Claims Trust Account; provided, however, that on the Effective Date, the Distribution Trustee will transfer from the FLYi Distribution Trust Account to the Independence Distribution Trust Account an amount equal to 50 percent (or such other percentage as determined by the Bankruptcy Court) of any Allowed Allocated Professional Fee Claims paid by Independence prior to the Effective Date; provided further that all other Allowed Professional Fee Claims and Allowed Claims asserted for services rendered after the Petition Date by any Professional or other Entity retained or employed by any Debtor in the ordinary course of business in accordance with the Ordinary Course Professionals Order or otherwise will be paid by the Distribution Trustee solely from the Independence Priority Claims Trust Account.

d.  Bar Dates for Administrative Claims

i.	General Administrative Bar Date Provisions

Except as otherwise provided in Section III.A.1.d.ii, requests for payment of Administrative Claims for the period from the Petition Date to February 28, 2006 were required to be Filed on or before March 31, 2006, pursuant to the procedures specified in the Bar Date Order. Except as otherwise provided in Section III.A.1.d.ii, requests for payment of Administrative Claims for the period from March 1, 2006 to the Effective Date must be Filed and served on the Distribution Trustee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court no later than 60 days after the Effective Date. Any holder of an Administrative Claim for the period from the Petition Date to February 28, 2006 that was required to, but did not, File and serve a request for payment of such Administrative Claim in accordance with the Bar Date Order and any holder of an Administrative Claim for the period from March 1, 2006 to the Effective Date that is required to, but does not, file and serve a request for payment of such Administrative Claim in accordance with this Section III.A.1.d.i will be forever barred from asserting such Administrative Claim against the Debtors or their respective property or any of the Trust Accounts or any assets of the Debtors’ Estates, and such Administrative Claims will be deemed waived and released as of the Effective Date. Objections to any Administrative Claim must be Filed by the Distribution Trustee, and served on the requesting party by the later of: (a) 180 days after the Effective Date; and (b) 120 days after the Filing of the request for payment of such Administrative Claim.

ii.	Bar Date for Professional Fee Claims

Professionals or other entities asserting a Professional Fee Claim for services rendered solely with respect to a Debtor before the Effective Date must File and serve on the Distribution Trustee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Professional Fee Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim no later than 60 days after the Effective Date. Objections to any Professional Fee Claim must be Filed and served on the Distribution Trustee and the requesting party by the later of (1) 90 days after the Effective Date or (2) 30 days after the Filing of the applicable request for payment of the Professional Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court, including the Professional Fee Order, regarding the payment of Professional Fee Claims.

2.  Payment of Priority Tax Claims

a.  Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtors or the Distribution Trustee, each holder of an Allowed Priority Tax Claim will receive from the applicable Priority Claims Trust Account, in full satisfaction of its Allowed Priority Tax Claim, payment in full in Cash on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.

b.  Other Provisions Concerning Treatment of Priority Tax Claims and Paid Tax Claims

Notwithstanding the provisions of Section III.A.2.a, the holder of an Allowed Priority Tax Claim or an Allowed Paid Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim or the Allowed Paid Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 8 against the applicable Debtor, and the holder of an Allowed Priority Tax Claim or an Allowed Paid Tax Claim will not assess or attempt to collect such penalty or postpetition interest from the Debtors, the Distribution Trustee, their properties, the Trust Accounts or any third party (other than from the Trust Accounts with respect to postpetition interest on oversecured Allowed Paid Tax Claims).

B.	Classified Claims and Interests

No Claim shall receive any distribution under the Plan until such Claim is an Allowed Claim. Allowed Claims as of the Effective Date shall receive distributions on account of such Allowed Claims on the Effective Date as provided in Section VI.A. and the Distribution Trust Agreement. Claims Allowed after the Effective Date shall receive distributions at such times as set forth in the Distribution Trust Agreement.

1.  Class 1 Claims (Secured Claims) are unimpaired. In full satisfaction of an Allowed Secured Claim against a Debtor, the Distribution Trustee will, at its sole and exclusive option: (a) pay from the applicable Priority Claims Trust Account in Cash in full the amount of the Allowed Secured Claim; (b) return the collateral securing such Claim to the holder of such Claim; or (c) satisfy such Claim pursuant to such other terms and conditions as may be agreed upon by the Distribution Trustee and the holder of such Claim.

2.  Class 2 Claims (Priority Claims) are unimpaired. Each holder of an Allowed Priority Claim against a Debtor will receive from the applicable Priority Claims Trust Account Cash equal to the amount of such Allowed Claim.

3.  Class 3A Claims (General Unsecured Claims against FLYi) are impaired. Each holder of an Allowed General Unsecured Claim against FLYi will be deemed to receive a Pro Rata share, with Allowed Claims in Class 3B, of the net proceeds of the FLYi Distribution Trust Assets. The net Cash proceeds of the FLYi Distribution Trust Assets will be distributed to the holders of Allowed General Unsecured Claims against FLYi pursuant to the terms of the Distribution Trust Agreement, subject to the provisions of Section III.D.

4.  Class 3B Claims (Convertible Note Claims) are impaired. Each holder of an Allowed Convertible Note Claim will be deemed to receive a Pro Rata share, with Allowed Claims in Class 3A, of the net proceeds of the FLYi Distribution Trust Assets. The net Cash proceeds of the FLYi Distribution Trust Assets will be distributed to the indenture trustee under the FLYi Indenture, who will distribute the net Cash proceeds to the holders of Allowed Convertible Note Claims pursuant to the terms of the Distribution Trust Agreement and the FLYi Indenture, subject to the provisions of Section III.D.

5.  Class 4 Claims (General Unsecured Claims against all the Debtors other than FLYi) are impaired. Each holder of an Allowed General Unsecured Claim against any Debtor other than FLYi will be deemed to receive a Pro Rata share of the net proceeds of the Independence Distribution Trust Assets. The net Cash proceeds of the Independence Distribution Trust Assets will be distributed to the holders of Allowed General Unsecured Claims against any Debtor other than FLYi pursuant to the terms of the Distribution Trust Agreement, subject to the provisions of Section III.D.

6.  Class 5 Claims (FLYi Convenience Claims) are impaired. Each holder of an Allowed FLYi Convenience Claim against FLYi will receive Cash from the FLYi Distribution Trust Account in an amount equal to 10.3 percent of the amount of such Allowed Claim (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section II.6).

7.  Class 6 Claims (Independence Convenience Claims) are impaired. Each holder of an Allowed Independence Convenience Claim against a Debtor other than FLYi will receive Cash from the Independence Distribution Trust Account in an amount equal to 19.5 percent of the amount of such Allowed Claim (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section II.7).

8.  Class 7 Claims (Intercompany Claims) are impaired. In connection with the global resolution of issues regarding the allocation of the United Claim Settlement Proceeds among the Debtors, unless otherwise directed by the Bankruptcy Court, no property will be distributed to or retained on account of the Intercompany Claim, provided, however, that the Intercompany Claim will be deemed to be paid from the United Claim Settlement Proceeds in an amount equal to FLYi's Pro Rata share of the Independence Distribution Trust Assets, or in such other manner or amount as determined by the Bankruptcy Court.

9.  Class 8 Claims (Penalty Claim and Subordinated Claims) are impaired. No property will be distributed to or retained by the holders of Penalty Claims and Subordinated Claims on account of such Claims.

10.  Class 9 Interests (Old Stock Interests) are impaired. No property will be distributed to or retained by the holders of Old Stock Interests, and such Interests will be terminated as of the Effective Date.

C.	Special Provision Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery

1.  The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims, and no distributions in respect of any Secondary Liability Claims will be made.

2.  Notwithstanding any provision hereof to the contrary, a creditor holding multiple Allowed Claims against more than one Debtor that do not constitute Secondary Liability Claims and that arise from the contractual joint, joint and several or several liability of such Debtors, the guaranty by any one Debtor of another Debtor’s obligation or other similar circumstances may not receive distributions in the aggregate from all of the Debtors of more than 100 percent of the amount of the underlying Claim giving rise to the multiple Claims.

D.	Special Provisions Regarding Claims of Indenture or Other Trustees

1.  No later than 60 days after the Effective Date, any indenture or other trustees may submit to the Distribution Trustee a written request for the payment of such trustee's Claims, including Claims for reasonable fees, costs and expenses (including professional fees) incurred by and owed to such trustee and attributable to the period from the Petition Date through the Effective Date. The Distribution Trustee, with the consent of the Steering Committee, may pay any such Claims that the Distribution Trustee determines are reasonable and entitled to payment from the applicable Distribution Trust Account. To the extent such fees, costs and expenses are paid pursuant to this Section III.D.1, distributions received pursuant to the Plan by holders of Allowed Claims represented by such trustee will not be reduced on account of the payment of the Claims of any indenture or other trustee under this Section III.D.1.

2.  To the extent such fees, costs and expenses are not paid pursuant to Section III.D.1., distributions to holders of Allowed Claims in Classes 3A and 3B shall be subject to any reduction for fees, costs, expenses or other amounts that may be deducted from proceeds payable by the Distribution Trustee to indenture or other trustees as a result of any "charging" or similar lien that may be asserted by such trustee against such proceeds prior to payment thereof to the holders of Claims represented by such trustee. Notwithstanding the forgoing, any charging or similar lien held by such trustee will be deemed released as of the Effective Date to the extent that such trustee's Claim is paid pursuant to Section III.D.1.

ARTICLE IV
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Corporate Existence

As of the Effective Date, each of the Debtors will cease to exist and the Distribution Trust Assets will be transferred to and vest in the Distribution Trust, free and clear of claims, liens and interests. Except as otherwise provided in the Plan or the Distribution Trust Agreement, the Distribution Trustee may compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and may pay the charges that it incurs on or after the Effective Date for Distribution Trust Expenses, professionals’ fees, disbursements, expenses or related support services (including fees related to the preparation of applications on account of Professional Fee Claims) without application to the Bankruptcy Court; provided, however, that the Distribution Trustee must seek Bankruptcy Court approval of the compromise or settlement of any Claim whereby the amount of such compromise or settlement provides the claimant with an Allowed Claim in excess of $1,000,000. In addition, the Distribution Trust shall succeed to the rights, benefits and obligations of the Debtors under the Protocol Order, including the obligation to reimburse reasonable legal fees and expenses of the Debtors’ current and former directors, officers, employees and Professionals as set forth in the Protocol Order.

B.	Dissolution Transactions

1.  Dissolution Transactions Generally

a. On or after the entry of the Confirmation Order, the Debtors will enter into such Dissolution Transactions and will take such actions as may be necessary or appropriate to merge, dissolve or otherwise terminate the corporate existence of the Debtors as of the Effective Date. Notwithstanding the foregoing and regardless of whether the actions in the preceding sentence have yet been taken with respect to a particular Debtor, upon the transfer of the Distribution Trust Assets to the Distribution Trust under the Plan, the Debtors shall be deemed dissolved and their business operations withdrawn for all purposes without any necessity of filing any document, taking any further action or making any payment to any governmental authority in connection therewith.

b. The actions to effect the Dissolution Transactions described above may include: (i) the execution and delivery of appropriate agreements or other documents of transfer, merger, consolidation, disposition, liquidation or dissolution, containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law, as well as other terms to which these entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms as these entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, continuance or dissolution or similar instruments with the applicable governmental authorities; and (iv) the taking of all other actions that these entities determine to be necessary or appropriate, including making other filings or recordings that may be required by applicable law in connection with the Dissolution Transactions.

2.  Recourse Solely to Trust Accounts

The Dissolution Transactions in Section IV.B.1 will not in any way merge the assets of the Debtors’ Estates, including the Trust Accounts. All Claims against the Debtors are deemed fully satisfied, waived and released in exchange for the treatment of such Claims under the Plan, and holders of Allowed Claims against any Debtor will have recourse solely to the applicable Trust Accounts for the payment of their Allowed Claims in accordance with the terms of the Plan and the Distribution Trust Agreement.

3.  Distribution Trust

a.  Distribution Trust Generally

On or prior to the Effective Date, the Distribution Trust shall be established pursuant to the Distribution Trust Agreement for the purpose of liquidating the Distribution Trust Assets, resolving all Disputed Claims, making all distributions to holders of Allowed Claims in accordance with the terms of the Plan and otherwise implementing the Plan and administering the Debtors’ Estates. On the Effective Date, the Distribution Trust Assets shall be transferred to, and vest in, the Distribution Trust. Subject to and to the extent set forth in the Plan, the Confirmation Order, the Distribution Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to or in furtherance hereof), the Distribution Trust (and the Distribution Trustee) shall be empowered to: (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan; (ii) accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Distribution Trust Assets (directly or through a Third Party Disbursing Agent), each in accordance with the Plan and Distribution Trust Agreement; (iii) sell, liquidate, transfer, distribute or otherwise dispose of the Distribution Trust Assets (directly or through a Third Party Disbursing Agent) or any part thereof or any interest therein pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (iv) calculate and make distributions to holders of Allowed Claims pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (v) establish and administer the Trust Accounts and, if necessary, any additional trust accounts; (vi) comply with the Plan and exercise the Distribution Trustee’s rights and fulfill its obligations thereunder; (vii) comply with and implement the terms and provisions of the Protocol Order; (viii) review, reconcile, settle or object to Claims and resolve such objections as set forth in the Plan; (ix) employ professionals to represent the Distribution Trustee with respect to its responsibilities; (x) file appropriate Tax returns and other reports on behalf of the Distribution Trust and the Debtors and pay Taxes or other obligations owed by the Distribution Trust and the Debtors; (xi) exercise such other powers as may be vested in the Distribution Trustee or as deemed by it to be necessary and proper to implement the provisions of the Plan and the Distribution Trust Agreement; (xii) take such actions as are necessary or appropriate to close or dismiss any or all of the Bankruptcy Cases; and (xiii) dissolve the Distribution Trust in accordance with the terms of the Distribution Trust Agreement.

b.  Funding of the Distribution Trust

The Distribution Trust will be funded in accordance with the terms of the Distribution Trust Agreement with the respective Distribution Trust Assets or the proceeds thereof.

c.  Distribution Trustee

The Distribution Trustee shall be the exclusive trustee of the assets of the Distribution Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representatives of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Distribution Trustee shall be specified in the Distribution Trust Agreement and shall include the authority and responsibility to: (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan; (ii) accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Distribution Trust Assets (directly or through a Third Party Disbursing Agent), each in accordance with the Plan and Distribution Trust Agreement; (iii) sell, liquidate, transfer, distribute or otherwise dispose of the Distribution Trust Assets (directly or through a Third Party Disbursing Agent) or any part thereof or any interest therein pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (iv) calculate and make distributions to holders of Allowed Claims pursuant to the procedures for allowing Claims and making distributions prescribed in the Plan; (v) establish and administer the Trust Accounts and, if necessary, any additional trust accounts; (vi) comply with the Plan and exercise the Distribution Trustee’s rights and fulfill its obligations thereunder; (vii) comply with and implement the terms and provisions of the Protocol Order; (viii) review, reconcile, compromise, settle, prosecute or object to Claims and resolve such objections as set forth in the Plan; (ix) employ professionals, including professionals already retained by the Estates, to represent the Distribution Trust with respect to its responsibilities; (x) file appropriate Tax returns and other reports on behalf of the Distribution Trust and the Debtors and pay Taxes or other obligations owed by the Distribution Trust and the Debtors; (xi) exercise such other powers as may be vested in the Distribution Trustee or as deemed by it to be necessary and proper to implement the provisions of the Plan and the Distribution Trust Agreement; (xii) take such actions as are necessary or appropriate to close or dismiss any or all of the Bankruptcy Cases; and (xiii) dissolve the Distribution Trust in accordance with the terms of the Distribution Trust Agreement. The Distribution Trustee shall distribute the Distribution Trust Assets in accordance with the provisions of the Plan and the Distribution Trust Agreement. Other rights and duties of the Distribution Trustee and the beneficiaries of the Distribution Trustee shall be as set forth in the Distribution Trust Agreement.

The Distribution Trust Agreement generally will provide for, among other things: (i) the payment of reasonable compensation to the Distribution Trustee; (ii) the payment of other expenses of the Distribution Trust, including the cost of pursuing the claims assigned to the Distribution Trust; (iii) the retention of counsel, accountants, financial advisors or other professionals and the payment of their compensation; (iv) the investment of Cash by the Distribution Trustee within certain limitations; (v) the preparation and filing of appropriate Tax returns and other reports on behalf of the Distribution Trust and the Debtors and the payment of Taxes or other obligations owed by the Distribution Trust and the Debtors; (vi) the orderly liquidation of the Distribution Trust’s assets; and (vii) any Causes of Action assigned to the Distribution Trust, which may include the litigation, settlement, abandonment or dismissal of any claims, rights or causes of action assigned to the Distribution Trust.

d.  Fees and Expenses of the Distribution Trust

Except as otherwise ordered by the Court, the Distribution Trust Expenses shall be paid from the Distribution Trust Expense Account in accordance with the Plan and the Distribution Trust Agreement.

e.  Reports to be Filed by the Distribution Trust

The Distribution Trustee, on behalf of the Distribution Trust, shall File with the Bankruptcy Court (and provide to any other party entitled to receive any such report pursuant to the Distribution Trust Agreement) quarterly reports regarding the administration of property subject to its ownership and control pursuant to the Plan, distributions made by it and other matters relating to the implementation of the Plan.

f.  Expenses for Professionals of the Distribution Trust

The Distribution Trustee, on behalf of the Distribution Trust, may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out its duties hereunder and may compensate and reimburse the expenses of these professionals without further order of the Bankruptcy Court from the Distribution Trust Expense Account in accordance with the Plan and the Distribution Trust Agreement.

g.  Indemnification

The Distribution Trust Agreement may include reasonable and customary indemnification provisions. Any such indemnification shall be the sole responsibility of the Distribution Trust and payable solely from the Distribution Trust Expense Account.

h.  Tax Treatment

The Distribution Trust generally is intended to be treated, for U.S. federal income Tax purposes, in part as a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), for the benefit of the holders of Allowed Claims entitled to distributions of Pending Payments, and otherwise as one or more disputed ownership funds within the meaning of Treasury Regulations section 1.468B-9(b)(1), as more specifically provided for under the Distribution Trust Agreement. Accordingly, for all federal income Tax purposes the transfer of Distribution Trust Assets to the Distribution Trust will be treated as: (i) to the extent of Pending Payments, a transfer of the Pending Payments directly from the Debtors to the holders of such Allowed Claims followed by the transfer of such Pending Payments by the holders of Allowed Claims to the Distribution Trust in exchange for rights to Pro Rata distributions from the Distribution Trust; and (ii) to the extent of amounts that are not Pending Payments, as a transfer to one or more disputed ownership funds. The holders of Allowed Claims entitled to distributions of Pending Payments will be treated for federal income Tax purposes as the grantors and deemed owners of their respective shares of the Distribution Trust Assets in the amounts of the Pending Payments and any earnings thereon. The Distribution Trustee will be required by the Distribution Trust Agreement to file federal Tax returns for the Distribution Trust as a grantor trust with respect to any Pending Payments and as one or more disputed ownership funds with respect to all other funds or other property held by the Distribution Trust pursuant to applicable Treasury Regulations, and any income of the Distribution Trust will be treated as subject to Tax on a current basis. The Distribution Trust Agreement will provide that the Distribution Trustee will pay such Taxes from the Distribution Trust Assets as required by law and in accordance with Section IV.B.3.c. In addition, the Distribution Trust Agreement will require consistent valuation by the Distribution Trustee and the Beneficiaries, for all federal income Tax purposes, of any property held by the Distribution Trust. The Distribution Trust Agreement will provide that termination of the trust will occur no later than five years after the Effective Date, unless the Bankruptcy Court approves an extension based upon a finding that such an extension is necessary for the Distribution Trust to complete its claims resolution and liquidating purpose. The Distribution Trust Agreement also will limit the investment powers of the Distribution Trustee in accordance with IRS Rev. Proc. 94-45 and will require the Distribution Trust to distribute at least annually to the Beneficiaries (as such may have been determined at such time) its net income (net of any payment of or provision for Taxes), except for amounts retained as reasonably necessary to maintain the value of the Distribution Trust Assets or to meet Claims and contingent liabilities (including Disputed Claims).

C.	Corporate Governance, Directors and Officers, Employment-Related Agreements

1.  Certificates of Incorporation and Bylaws

Consistent with Section IV.B, each of the Debtors will cease to exist, and all existing certificates of incorporation and by-laws will be canceled, as of the Effective Date; accordingly, no new certificates of incorporation and by-laws will be necessary.

2.  Corporate Action

The Dissolution Transactions and the following corporate actions and transactions will occur and be effective as of the date specified in the documents effectuating the applicable Dissolution Transactions (or other transactions) or the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the Debtors, the Distribution Trustee or any other person or Entity: (a) the establishment of the Distribution Trust; (b) the appointment of the Distribution Trustee to act on behalf of the Distribution Trust; (c) the transfer of the Distribution Trust Assets to the Distribution Trust; (d) the creation of the Trust Accounts; (e) the distribution of Cash pursuant to the Plan; (f) the adoption, execution, delivery and implementation of all contracts, instruments, releases and other agreements or documents related to any of the foregoing; (g) the adoption, execution and implementation of the Distribution Trust Agreement; and (h) the other matters provided for under the Plan involving the corporate structure of any Debtor or corporate action to be taken by or required of any Debtor or the Distribution Trustee.

D.	No Revesting of Assets

The property of the Debtors’ Estates shall not revest in the Debtors on or after the Effective Date but shall be deposited in the Trust Accounts and will vest in the Distribution Trust to be administered by the Distribution Trustee in accordance with the Plan and the Distribution Trust Agreement.

E.	Trust Accounts

On or prior to the Effective Date, the following Trust Accounts will be established and maintained in federally insured domestic banks in the name of the Distribution Trustee and, if applicable, the Third Party Disbursing Agent for each such Trust Account. On the Effective Date, the Trust Accounts and the contents thereof, if any, will be transferred to and irrevocably vest in the Distribution Trust. No later than ten days prior to the deadline to vote to accept or reject the Plan, (a) the Creditors’ Committee and the Debtors will agree on the amount to be funded into the Trust Accounts on the Effective Date and (b) the Debtors will File a revised Distribution Trust Agreement reflecting such funding amounts.

1.  Priority Claims Trust Accounts

a.  Creation and Funding

On the Effective Date, each Priority Claims Trust Account will be funded by the transfer of Cash from the applicable Distribution Trust Assets or the proceeds thereof. Cash deposited in the Priority Claims Trust Accounts will be used solely as provided in the Distribution Trust Agreement. If the balance of any Priority Claim Trust Accounts is insufficient to make all payments therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, additional funds may be transferred from the applicable Distribution Trust Account (to the extent Cash remains available therein) to the applicable Priority Claims Trust Account as provided in the Distribution Trust Agreement. If the Distribution Trustee determines that the balance of any Priority Claims Trust Account is in excess of the amount that will be sufficient to make all payments payable therefrom in accordance with the terms of the Plan and the Distribution Trust Agreement, the Distribution Trustee may transfer such excess to the applicable Distribution Trust Account as provided in the Distribution Trust Agreement.

b.  Closure

Upon obtaining an order of the Bankruptcy Court authorizing final distribution and closure of the Bankruptcy Cases, any funds remaining in the Priority Claims Trust Accounts shall be distributed in accordance with the Plan and the Distribution Trust Agreement.

2.  Distribution Trust Accounts

a.  Creation and Funding

On or prior to the Effective Date, the FLYi Distribution Trust Account and the Independence Distribution Trust Account will be established to pay Allowed General Unsecured Claims against the FLYi Distribution Trust Assets and the Independence Distribution Trust Assets, respectively. After first funding the Priority Claims Trust Accounts as provided in Section IV.E.1, the Distribution Trust Accounts will be funded by the transfer of the Distribution Trust Assets or the proceeds thereof from the respective Debtors. The Distribution Trustee will act as the Disbursing Agent for each of the Distribution Trust Accounts.

b.  Closure

Upon obtaining an order of the Bankruptcy Court authorizing final distribution and closure of the Bankruptcy Cases, any funds remaining in the Distribution Trust Accounts shall be distributed in accordance with the Plan and the Distribution Trust Agreement.

3.  Distribution Trust Expense Account

a.  Creation and Funding

On or after the Effective Date, the Distribution Trust Expense Account will be established to pay Distribution Trust Expenses. The Distribution Trust Expense Account will be funded ratably by the transfer of funds from each of the Distribution Trust Accounts by the Distribution Trustee. The Distribution Trustee will act as the Disbursing Agent for the Distribution Trust Expense Account.

b.  Closure

Upon obtaining an order of the Bankruptcy Court authorizing final distribution and closure of the Bankruptcy Cases, any funds remaining in the Distribution Trust Expense Account shall be distributed in accordance with the Plan and the Distribution Trust Agreement.

F.	Preservation of Rights of Action; Settlement of Claims and Releases

1.  Preservation of Rights of Action

Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Distribution Trustee will retain and may enforce any claims, demands, rights and causes of action that any Estate may hold against any person or Entity to the extent not released under Sections IV.F.3 or otherwise, including the Recovery Actions. The Distribution Trustee may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Estate or Estates that held such claims, demands, rights or causes of action. Any recovery of Cash by the Distribution Trustee on account of such actions will be deposited in the Distribution Trust Account of the applicable Debtor and distributed pursuant to the terms of the Plan and the Distribution Trust Agreement. A nonexclusive schedule of currently pending actions and claims brought by one or more Debtors is attached as Exhibit IV.F.1. In accordance with and subject to any applicable law, the Debtors’ inclusion or failure to include any right of action or claim on Exhibit IV.F.1 shall not be deemed an admission, denial or waiver of any claims, demands, rights or causes of action that any Debtor or Estate may hold against any Entity.

2.  Comprehensive Settlement of Claims and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.F.3, will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their Estates and Claim and Interest holders and is fair, equitable and reasonable.

3.  Release of Claims

a.  General Releases by the Debtors

Without limiting any applicable provisions of or releases contained in the Plan, as of the later of the Effective Date and the Protocol Bar Date, the Debtors, on behalf of themselves, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all Causes of Action arising prior to the Petition Date that such Entity has, had or may have against each of: (i) the present or former directors, officers, employees, members, managers, agents, attorneys, representatives and advisors of the Debtors, acting in such capacity, other than (A) Designated Causes of Action specifically asserted as of the Protocol Bar Date by (prior to the Effective Date) the Creditors’ Committee or (after the Effective Date) the Distribution Trustee in a complaint filed by such party in the Bankruptcy Court or such other court of competent jurisdiction on or before the Protocol Bar Date and (B) Causes of Action that, after the filing of a Designated Cause of Action as of the Protocol Bar Date by such party in such court, are identified for the first time in discovery in such action and that could not reasonably have been discovered and asserted in the investigation contemplated by the Protocol Order; and (ii) the Creditors’ Committee and its members, and their respective agents and professionals, in each case acting in such capacity; provided, however, that the releases provided in this paragraph shall not include (A) any Recovery Actions against any member of the Creditors' Committee or relating to transfers to Entities who were insiders at the time of payment or (B) any actual or potential objections to the pre- or post-petition claims of any Entity against any of the Estates.

b.  General Releases by Holders of Claims

Without limiting any other applicable provisions of, or releases contained in, the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors under the Plan, Cash and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim that votes in favor of the Plan shall be deemed to forever release, waive and discharge all liabilities in any way relating to any Debtor, the Bankruptcy Case or the Plan that such Entity has, had or may have against: (i) the Debtors and their respective present or former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors and agents, acting in such capacity; and (ii) the Creditors’ Committee and its members, and their respective agents and professionals, in each case acting in such capacity; provided, however, that the releases provided in this paragraph shall not include any act, omission or occurrence that was the result of gross negligence or willful misconduct.

c.  Injunction Related to Releases

As further provided in Section XI.A, the Confirmation Order will enjoin permanently the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan.

G.	Termination of All Employee and Workers’ Compensation Benefits

Except as otherwise provided in the Distribution Trust Agreement, all existing employee benefit plans and workers’ compensation benefits not previously expired or terminated by the Debtors will be terminated on or before the Effective Date.

H.	Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section IV.H will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any Entity may hold against any other Entity, including the Debtors’ insurance carriers.

I.	Cancellation and Surrender of Instruments and Securities

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, all outstanding secured and unsecured notes, instruments and securities issued by any of the Debtors will be canceled and of no further force and effect, without any further action on the part of the Bankruptcy Court, any Debtor, the Distribution Trustee or any other Entity. The holders of or parties to such canceled instruments and securities will have no rights arising from or relating to such instruments and securities or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no Distribution under the Plan will be made to or on behalf of any holder of an Allowed Claim evidenced by such canceled instruments or securities unless and until such instruments or securities are received by the applicable Disbursing Agent to the extent required in Section VI.H. The cancellation of the Convertible Notes and the FLYi Indenture shall not impair (1) the rights of the indenture trustee under the FLYi Indenture to enforce its charging lien under such indenture and (2) any indemnification obligation under the FLYi Indenture. The Old Stock of all Debtors shall be deemed canceled and of no further force and effect on the Effective Date.

J.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III, all Liens against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, shall attach to and be enforceable solely against the applicable Distribution Trust Assets held in the applicable Trust Account in accordance with and subject to the terms of the Plan. All such Liens against the Distribution Trust Assets shall be fully released and discharged upon the holder of the Lien’s receiving its full distribution under the Plan or upon the Effective Date if the holder of the Lien is not entitled to any distribution under the Plan. The provisions of this Section IV.J shall not apply to any charging lien under the FLYi Indenture.

K.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

The Distribution Trustee or its designee will be authorized to (1) execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan and (2) certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax, sales and use tax or similar tax: (1) any Dissolution Transaction; (2) the execution and implementation of the Distribution Trust Agreement, including any transfers to or by the Distribution Trust; or (3) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements or agreements of consolidation, disposition, liquidation or dissolution executed in connection with any transaction pursuant to the Plan.

ARTICLE V
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Rejected

On the Effective Date, except for the Executory Contracts or Unexpired Leases listed on Exhibit V.C and to the extent that a Debtor either previously has assumed and assigned or rejected an Executory Contract or Unexpired Lease by an order of the Bankruptcy Court or has filed a motion to assume or assume and assign an Executory Contract or Unexpired Lease prior to the Effective Date, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

B.	Bar Date for Rejection Claims

Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Rejection Claim will be forever barred and will not be enforceable against the Distribution Trustee or the Distribution Trust unless a proof of Claim is Filed and served on the Distribution Trustee, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the Effective Date.

C.	Executory Contracts and Unexpired Leases to Be Assumed

1.  Assumption Generally

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor shall assume each of the respective Executory Contracts and Unexpired Leases listed on Exhibit V.C; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant hereto; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C, thus providing for its assumption pursuant to this Section V.C.1. The Debtors shall provide notice of any amendments to Exhibit V.C to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Bankruptcy Cases. Nothing herein shall constitute an admission by a Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor has any liability thereunder.

2.  Assumptions of Executory Contracts and Unexpired Leases

Each Executory Contract or Unexpired Lease assumed under Section V.C.1 shall include any modifications, amendments, supplements or restatements to such contract or lease.

3.  Assignments Related to Restructuring Transactions

As of the Effective Date, any Executory Contract or Unexpired Lease assumed under Section V.C.1 shall be deemed assigned to the Distribution Trust, pursuant to section 365 of the Bankruptcy Code.

4.  Approval of Assumptions and Assumption Procedures

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in Section V.C.1, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The procedures for assumption of an Executory Contract or Unexpired Lease are as follows:

a.  After the entry of the Confirmation Order, the Debtors or the Distribution Trustee shall serve upon each party to an Executory Contract or Unexpired Lease being assumed pursuant to the Plan notice of: (i) the contract or lease being assumed or assumed and assigned; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

b.  Any entity wishing to object to (i) the proposed assumption of an Executory Contract or Unexpired Lease under the Plan or (ii) the proposed amount of the related Cure Amount Claim must File and serve on counsel to the Distribution Trustee a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.C.4.a.

c.  If no objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease: (i) the proposed assumption of the Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Debtors in the notice shall be fixed and shall be paid in accordance with the Plan on or after the Effective Date, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.

d.  If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or the Distribution Trustee, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.

e.  If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection: (i) the Debtors or the Distribution Trustee may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time; or (ii) the Debtors or the Distribution Trustee, as applicable, may designate the Executory Contract or Unexpired Lease underlying such objection for rejection pursuant to Section V.A and amend Exhibit V.C accordingly.

D.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code: (1) by payment of the Cure Amount Claim in Cash on the Effective Date; or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of the Distribution Trust or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in this Article VI, distributions of Cash to be made on the Effective Date to holders of Administrative Claims, Priority Tax Claims, Priority Claims and Secured Claims that are Allowed as of the Effective Date will be deemed made on the Effective Date if made no later than 60 days after the Effective Date.

B.	Method of Distributions to Holders of Allowed Claims

The Distribution Trustee in its capacity as Disbursing Agent, or such Third Party Disbursing Agents as the Distribution Trustee may employ in its sole discretion, will make all distributions of Cash required under the Plan to holders of Allowed Claims against the applicable Debtor. Each Third Party Disbursing Agent will serve without bond, and any Third Party Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. All distributions on account of Allowed Claims of holders of the Convertible Notes shall be made to the indenture trustee under the FLYi Indenture for further distribution to the holders of such notes of record as of 4:00 p.m. Wilmington time on the Distribution Record Date, and the FLYi Indenture will continue in effect to the extent necessary to allow the indenture trustee to receive and make such distributions.

C.	Compensation and Reimbursement for Services Related to Distributions and Cash Investment Yield

1.  Compensation and Reimbursement

Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Distribution Trust Expense Account, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Distribution Trustee and will not be deducted from distributions (including any distributions of Cash Investment Yield) to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.

2.  Investment of Cash Related to Distributions

To assist in making distributions under the Plan, the applicable Trust Accounts may be held in the name of one or more Third Party Disbursing Agents for the benefit of holders of Allowed Claims under the Plan. The Third Party Disbursing Agents will invest the Cash in the Trust Accounts as directed by the Trustee in accordance with the Debtors’ investment and deposit guidelines; provided, however, that should such Distribution Trustee determine, in his sole discretion, that the administrative costs associated with such investment will exceed the return on such investment, he may direct the Third Party Disbursing Agent to not invest such Cash. Distributions of Cash from accounts held by Third Party Disbursing Agents will include a Pro Rata share of the Cash Investment Yield, if any, from such investment of Cash.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.  Delivery of Distributions to Holders of Allowed Claims

Distributions to holders of Allowed Claims will be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim, requests for payment of Administrative Claim or similar document Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim, requests for payment of Administrative Claim or similar document; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

2.  Undeliverable Distributions Held by Disbursing Agents

a.  Holding of Undeliverable Distributions

Subject to Section VI.D.2.c, distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the applicable Trust Account for the benefit of such claimants.

b.  After Distributions Become Deliverable

On each Quarterly Distribution Date, the applicable Disbursing Agents will make all distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter; provided, however, that if the Distribution Trustee determines, with the consent of the Steering Committee, that the amount of any quarterly distribution is too small to justify the administrative costs associated with such distribution, the Distribution Trustee may postpone such quarterly distribution until the next Quarterly Distribution Date. Each such distribution will include to the extent applicable a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable Cash from the date that such distribution would have first been due had it then been deliverable to the date that such distribution becomes deliverable.

c.  Failure to Claim Undeliverable Distributions

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within 180 days after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution deemed satisfied, waived and released and will be forever barred from asserting any such claim against the Debtors, the Distribution Trustee, their respective property or the Trust Accounts. In such cases, unclaimed distributions will be maintained in the applicable Trust Account for redistribution to other claimants entitled to distribution from such Trust Account.

E.	Distribution Record Date

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of any Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date. The applicable Disbursing Agent will have no obligation to recognize the transfer or sale of any Claim that occurs after 4:00 p.m. Wilmington time on the Distribution Record Date and will be entitled for all purposes herein to recognize and make distributions only to those holders who are holders of such Claims as of the close of business on the Distribution Record Date. The Debtors’ and the Note Registrar’s (as defined in the FLYi Indenture) records for the transfer of Convertible Notes shall be closed as of the 4:00 p.m. Wilmington time on the Distribution Record Date, and no transfer of Convertible Notes occurring after such time shall be recognized.

F.	Means of Cash Payments

Except as otherwise specified herein, Cash payments made pursuant to the Plan will be in U.S. currency by checks drawn on the applicable Trust Accounts or, at the option of the Distribution Trustee, by wire transfer from a domestic bank.

G.	Timing and Calculation of Amounts to Be Distributed

1.  Allowed Claims

Each holder of an Allowed Claim will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class pursuant to the terms and conditions of the Plan and the Distribution Trust Agreement, subject to any setoffs or deductions set forth therein.

2.  De Minimis Distributions

No Disbursing Agent will distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of Cash to be distributed on account of such Claim is less than $5 in the aggregate. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $5 in the aggregate will be forever barred from asserting its Claim for such distribution against the Distribution Trust or its property. Any Cash not distributed pursuant to this Section VI.G.2 will be the property of the Distribution Trust free of any restrictions thereon, and any such Cash held by a Third Party Disbursing Agent shall be transferred or returned to the Distribution Trust.

3.  Compliance with Tax Requirements

a. In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. Each Disbursing Agent will be authorized to take any actions that it determines, in its reasonable discretion, to be necessary or appropriate to comply with such withholding and reporting requirements.

b. Notwithstanding any other provision of the Plan or the Distribution Trust Agreement, each Entity receiving a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such distribution, including income, withholding and other Tax obligations.

4.  Allocation of Distributions

All distributions to a holder of an Allowed Claim in Class 3A, 3B, 4, 5, 6 or 7 will be deemed to apply first to the principal amount of such Claim until such principal amount is paid in full, and then the remaining portion of such distributions, if any, will be deemed to apply to any prepetition accrued interest included in such Claim.

H.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments or securities canceled pursuant to Section IV.I, the holder of such Claim must tender to the applicable Disbursing Agent the applicable instruments or securities evidencing such Claim or an affidavit of loss and indemnity satisfactory to such Disbursing Agent, together with any letter of transmittal required by such Disbursing Agent. Pending such surrender, any distributions pursuant to the Plan on account of any such Claim will be treated as an undeliverable distribution pursuant to Section VI.D.2.a.

I.	Setoffs

Except with respect to claims of a Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disbursing Agents or a Third Party Disbursing Agent, as instructed by the Distribution Trustee pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, may setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor of any claims, rights and causes of action that the Debtor or Debtors may possess against such a Claim holder, which are expressly preserved under Section IV.F.

ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

1.  Objections to Claims

All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Bankruptcy Cases. If an objection has not been Filed to a proof of Claim or request for payment of Administrative Claim by the applicable Claims Objection Bar Date, the Claim to which the proof of Claim or request for payment of Administrative Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

2.  Authority to Prosecute Objections

After the Confirmation Date, only the Debtors (or after the Effective Date, the Distribution Trustee on behalf of the Distribution Trust) will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Distribution Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court in accordance with the Distribution Trust Agreement and Section IV.A.

B.	Treatment of Disputed Claims

1.  No Payments on Account of Disputed Claims and Disputed Claims Reserves

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. Distributions on account of any Disputed Claim that has become an Allowed Claim will be governed by the Distribution Trust Agreement. In addition, the Distribution Trust Agreement shall include reasonable and customary provisions establishing reserves to account for Disputed Claims that become Allowed Claims.

2.  Recourse

Each holder of a Disputed Claim that ultimately becomes an Allowed Claim will have recourse only to the undistributed Cash held in the applicable Trust Account for the satisfaction of such Allowed Claim and not to any other Trust Account or any assets previously distributed on account of any Allowed Claim.

ARTICLE VIII
SUBSTANTIVE CONSOLIDATION OF THE DEBTORS OTHER THAN FLYI

This Plan will serve as a motion seeking entry of an order substantively consolidating the Debtors other than FLYi into Independence. Unless an objection to such substantive consolidation is made in writing by any creditor or claimant affected by such substantive consolidation, Filed with the Bankruptcy Court and served on the parties identified in Section XIII.G below on or before the objection deadline for Confirmation of the Plan, or such other date as may be fixed by the Bankruptcy Court, the order granting the substantive consolidation of the Debtors other than FLYi into Independence (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

ARTICLE IX
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

A.	Conditions to the Effective Date

The Effective Date will not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied.

1.  The Distribution Trust Agreement has been executed and the Trust Accounts have been established.

2.  The Confirmation Order has been entered, is in full force and effect and has not been stayed.

B.	Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied in accordance with Section IX.A, then upon motion by the Debtors made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section IX.B, (1) the Plan will be null and void in all respects, including with respect to the release of Claims and termination of Interests; and (2) nothing contained in the Plan will: (a) constitute a waiver or release of any claims by or against, or any Interest in, the Debtors; or (b) prejudice in any manner the rights of the Debtors or any other party in interest.

ARTICLE X
CRAMDOWN

The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE XI
INJUNCTION AND SUBORDINATION RIGHTS

A.	Injunctions

1.  Claims Against the Debtors and Their Successors Enjoined

Except as provided in the Plan or the Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability subject to the Plan or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions in respect of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Distribution Trust or the Distribution Trustee, other than to enforce any right pursuant to the Plan to a distribution from the Trust Accounts; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Distribution Trust or the Distribution Trustee other than as permitted pursuant to (a) above; (c) creating, perfecting or enforcing any Lien or encumbrance against the Debtors, the Distribution Trust, their respective property or the Trust Accounts; (d) asserting a right of subrogation of any kind against any debt, liability or obligation due to the Debtors or the Distribution Trustee; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

2.  Enforcement Against Non-Debtor Third Parties Enjoined

Except as provided in the Plan or the Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, all entities that have held, currently hold or may hold any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released, waived, settled or deemed satisfied pursuant to the Plan will be permanently enjoined from taking any of the following actions against any released Entity or its property in respect of claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that are released, waived, settled or deemed satisfied pursuant to the Plan: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any Lien or encumbrance; (d) asserting a right of subrogation of any kind against any debt, liability or obligation due to any released Entity; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

B.	Subordination Rights

The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.

ARTICLE XII
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such exclusive jurisdiction over the Bankruptcy Cases after the Effective Date as is legally permissible, including jurisdiction to:

1.  Allow, disallow, determine, liquidate, classify, reclassify, estimate or establish the priority, secured or unsecured status (or proper Plan classification) of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance, priority or classification of Claims or Interests;

2.  Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3.  Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4.  Ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.  Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, including the Causes of Action, and grant or deny any applications involving the Debtors or the Distribution Trustee that may be pending on the Effective Date or brought thereafter;

6.  Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the Distribution Trust Agreement;

7.  Resolve any cases, controversies, suits or disputes that may arise in connection with the Causes of Action or the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, including the Distribution Trust Agreement, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

8.  Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

9.  Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

10.  Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

11.  Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

12.  Enter a final decree closing the Debtors’ Bankruptcy Cases; and

13.  Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

A.	Dissolution of the Creditors’ Committee, the Professional Fee Claims of the Professionals Retained by the Debtors, and Formation of the Steering Committee

1.  Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee, except as set forth below, will dissolve and the members thereof will be released and discharged from all duties and obligations arising from or related to the Bankruptcy Cases. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.d.ii, (b) in connection with any appeal pending as of the Effective Date, including any appeal of the Confirmation Order and (c) at the request of the Distribution Trustee, whether or not the Distribution Trustee has retained such Professional.

2.  Professional Fee Claims of the Professionals Retained by the Debtors

The Professionals retained by the Debtors will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.d.ii and (b) at the request of the Distribution Trustee, whether or not the Distribution Trustee has retained such Professional.

3.  Formation of the Steering Committee

On the Effective Date, the Steering Committee shall be formed with its duties limited to: (a) overseeing the General Unsecured Claims reconciliation and settlement process conducted by or on behalf of the Distribution Trustee; (b) formulating with the Distribution Trustee appropriate procedures for the settlement of Claims; (c) overseeing the distributions to the holders of General Unsecured Claims under this Plan; (d) appearing before and being heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and (e) such other matters as may be agreed upon between the Distribution Trustee and the Steering Committee or specified in this Plan or the Distribution Trust Agreement. For so long as the Claims reconciliation process shall continue, the Distribution Trustee shall make regular reports to the Steering Committee as and when the Distribution Trustee and the Steering Committee may reasonably agree upon. The Steering Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Bankruptcy Cases, and the Distribution Trustee shall pay the reasonable costs and expenses of the Steering Committee, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court, from the Distribution Trust Expense Account.

B.	Limitation of Liability

The Debtors, the Distribution Trust, the Distribution Trustee and their respective directors, officers, employees, agents and professionals, acting in such capacity, and the Creditors’ Committee and its members, and their respective agents and professionals, in each case acting in such capacity, will neither have nor incur any liability to any Entity for any act taken or omitted to be taken on or after the commencement of the Bankruptcy Cases, including the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the accompanying Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Bankruptcy Cases or any of the foregoing; provided, however, that the foregoing provisions will have no effect on: (1) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (2) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

C.	Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Distribution Trustee, as applicable, reserve the right to alter, amend or modify the Plan before its substantial consummation.

D.	Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to Confirmation. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or (2) prejudice in any manner the rights of any Debtors or any other party.

E.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan will be binding on, and will inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

F.	Service of Certain Plan and Disclosure Statement Exhibits

With respect to any Exhibits that are not being Filed or served with copies of the Plan and the Disclosure Statement, the Debtors shall File such Exhibits no later than 10 days before the deadline to vote to accept or reject the Plan. Once Filed, the Debtors shall make available for review the relevant Exhibits on the Document Website at (www.kccllc.net/ia).

G.	Service of Documents

Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Distribution Trustee or the Creditors’ Committee must be sent by overnight delivery service, facsimile transmission, courier service or messenger to all of the following parties:

1.	The Debtors:

Paul D. Leake

Scott J. Friedman

Joseph M. Witalec

JONES DAY

222 East 41st Street

New York, New York 10017

Fax: (212) 755-7306

Brad B. Erens

Mark A. Cody

Sharon A. Alexander

JONES DAY

77 West Wacker Drive

Chicago, Illinois 60601

Fax: (312) 782-8585

- and -

M. Blake Cleary (No. 3614)

Matthew B. Lunn (No. 4119)

Ian S. Fredericks (No. 4626)

YOUNG CONAWAY STARGATT & TAYLOR, LLP

The Brandywine Building

1000 West Street, 17th Floor

Wilmington, De 19801

Fax: (302) 571-1253

(Counsel to the Debtors)

2.	The Distribution Trustee, at the address set forth in the Distribution Trust Agreement.

3.	The Creditors’ Committee:

Brett H. Miller, Esq.

Lorenzo Marinuzzi, Esq.

OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C.

230 Park Avenue

New York, New York 10169

Fax: (212) 682-6104

- and -

David B. Stratton, Esq. (DE No. 960)

PEPPER HAMILTON LLP

Hercules Plaza, Suite 5100

1313 N. Market Street

P.O. Box 1709

Wilmington, Delaware 19899-1709

Fax: (302) 421-8390

(Counsel to the Creditors’ Committee)

4.	The United States Trustee

Margaret L. Harrison, Esq.

OFFICE OF THE UNITED STATES TRUSTEE

844 King Street

Room 2207

Lockbox #35

Wilmington, Delaware 19801

Fax: (302) 573-6497

[Remainder of Page Intentionally Left Blank]

DLI-6045667v1

Dated: November 21, 2006

Respectfully submitted,

FLYi, Inc. (for itself and on behalf of its Debtor Affiliates)

By:      /s/  Richard Kennedy
Name: Richard Kennedy
Title: President and General Counsel

COUNSEL:

M. Blake Cleary (No. 3614)
Matthew B. Lunn (No. 4119)
Ian S. Fredericks (No. 4626)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, Delaware 19801
(302) 571-6759

- and -

Paul D. Leake
Scott J. Friedman
Joseph M. Witalec
JONES DAY
222 East 41st Street
New York, New York 10017
(212) 326-3939

Brad B. Erens
Mark A. Cody
Sharon A. Alexander
JONES DAY
77 West Wacker Drive
Chicago, Illinois
(212) 782-3939

ATTORNEYS FOR THE DEBTORS